                                                                    EXHIBIT 12.2

             TEXTRON INC. INCLUDING ALL MAJORITY-OWNED SUBSIDIARIES

                COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED
                      CHARGES AND PREFERRED STOCK DIVIDENDS

                                   (UNAUDITED)

                           (In millions except ratios)

                                                                  Year
                                                                  ----
                                               2003      2002      2001      2000      1999
                                               ----      ----      ----      ----      ----
Fixed charges:
  Interest expense (1)                        $  277    $  324    $  445    $  492    $  245
  Distributions on preferred securities of
    subsidiary trust, net of income taxes         13        26        26        26        26
  Estimated interest portion of rents             37        30        34        33        27
                                              ------    ------    ------    ------    ------
    Total fixed charges                       $  327    $  380    $  505    $  551    $  298
                                              ======    ======    ======    ======    ======

Income:
  Income from continuing operations
    before income taxes and distributions
    on preferred securities of subsidiary
    trust                                     $  401    $  566    $  784    $  597    $  954
  Fixed charges (2)                              314       354       479       525       272
                                              ------    ------    ------    ------    ------
    Adjusted income                           $  715    $  920    $1,263    $1,122    $1,226
                                              ======    ======    ======    ======    ======
Ratio of income to fixed charges                2.19      2.42      2.50      2.04      4.11
                                              ======    ======    ======    ======    ======

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(1)   Includes interest unrelated to borrowings of $3 million in 1999.

(2) Adjusted to exclude distributions on preferred securities of subsidiary trust, net of income taxes.